UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

April 16, 2020

Date of Report (Date of earliest event reported)

DuPont de Nemours, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38196	81-1224539
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

974 Centre Road, Building 730 Wilmington, Delaware 19805

(Address of Principal Executive Offices) (Zip Code)

(302) 774-1000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Term Credit Agreement

On April 16, 2020 (the “Closing Date”), DuPont de Nemours, Inc., a Delaware corporation (the “Company” or “DuPont”), entered into a new unsecured 364-Day Term Credit Agreement (the “Term Credit Agreement”), with the lenders party thereto (collectively, the “Term Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Term Lenders.

Pursuant to the Term Credit Agreement, the Term Lenders provided delayed draw term loan commitments to the Company in an aggregate principal amount of $2.0 billion, which will be available from November 1, 2020 until March 1, 2021. The proceeds of the loans made under the Term Credit Agreement (the “Term Loans”) are expected to be used by the Company to repay or redeem the Company’s $0.5 billion in floating rate notes due November 2020 and $1.5 billion of fixed-rate notes due November 2020 (collectively, the “2020 Notes”) issued under that certain Indenture, dated as of November 28, 2018, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of November 28, 2018, between the Company and the Trustee or to refinance any commercial paper or similar short term instruments issued or incurred by the Company for the purpose of repaying or redeeming the 2020 Notes. The Term Credit Agreement is scheduled to mature on the earlier of (a) the date that is 90 days following the first date on which the Company shall have publicly announced the termination or abandonment of the distribution or other transfer of all of the outstanding shares of the common stock of Nutrition & Biosciences Inc. (“N&Bco”) (which, directly or indirectly, through its Subsidiaries, will hold the nutrition and biosciences business of DuPont and its Subsidiaries as determined by, and subject to, the terms of the Separation Agreement), to DuPont stockholders by means of a pro rata distribution, an offer to exchange shares of common stock of N&Bco for outstanding shares of DuPont common stock, or a combination of both. and (b) the date that is 364 days following the Closing Date, and shall not be subject to scheduled amortization. The Term Credit Agreement is unsecured.

The Terms Loans will bear interest at a rate per annum equal to either, at the Company’s option, LIBOR plus a margin of 1.50% to 2.50% or a base rate plus a margin of 0.50% to 1.50%, depending on the rating of certain index debt of the Company. The Company will pay a ticking fee which shall accrue at a rate per annum equal to 0.30% on the daily average amount of the unused commitment of the Term Lenders during the period from the Closing Date to but excluding the date such commitment terminates.

The commitments under the Term Credit Agreement shall be terminated and/or the Term Loans shall be required to be repaid, as applicable, with (i) the proceeds of certain equity issuances or debt issuances, in each case subject to certain customary exceptions and (ii) the proceeds of N&Bco Distribution Payment (as defined in the Term Credit Agreement).

The Term Credit Agreement contains customary conditions, representations and warranties, affirmative and negative covenants (including, without limitation, limitations on liens, fundamental changes, sale lease transactions and ratio of total indebtedness to total capitalization) for facilities of this type, subject to customary exceptions and thresholds.

The foregoing description of the Term Credit Agreement is not complete and is qualified in its entirety by reference to the full and complete text of the Term Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.02.	Results of Operations and Financial Condition.

On April 20, 2020, the Company issued a press release regarding expected first quarter financial performance and previously issued investor guidance. In particular, the press release discusses the suspension of previously issued investor guidance for the full year 2020 and actions the Company has taken or is taking to strengthen its position in light of COVID-19 and the economic uncertainties created by it. These actions include (i) the entry into a 364-day $1 billion revolving credit facility that replaces the Company’s 364-day $750 million revolving credit facility that was set to expire in June 2020; (ii) the entry into the Term Credit Agreement described above to refinance the Company’s 2020 Notes (defined above); and (iii) the Company’s efforts to cut costs and to conserve cash. A copy of that press release is attached as Exhibit 99.1 and incorporated by reference herein.

The information provided pursuant to this Item 2.02, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 2.06	Material Impairments.

On April 17, 2020, the Company concluded that non-cash asset impairment charges related to goodwill and long-lived assets are required under generally accepted accounting principles of the United States (“U.S.”) in the quarter ended March 31, 2020. The Company currently estimates the aggregate amount of the charges will be in the range of $700 million to $900 million on a pre-tax basis. No portion of the impairment charges relates to future cash expenditures.

The Company tests goodwill for impairment annually during the fourth quarter as of October 1, or more frequently when events or changes in circumstances indicate that the fair value is below its carrying value. As a result of the acquisition method of accounting in connection with the merger between The Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical EID”) to form the Company (the “Merger”), Historical EID’s assets and liabilities were measured at fair value resulting in increases to the Company’s goodwill and long-lived assets. The fair value valuation increased the risk that any declines in financial projections, including changes to key assumptions, could have a material, negative impact on the fair value of the Company’s reporting units and assets, and therefore could result in an impairment.

Expectations of the proceeds from certain potential divestitures within the Non-Core segment gave rise to fair value indicators and, thus, triggering events requiring the Company to perform impairment analyses related to goodwill and long-lived assets. As part of the analyses, the Company determined that the fair value of its Photovoltaic and Advanced Materials (“PVAM”) reporting unit is below its carrying value resulting in an impairment charge to goodwill. Valuations of the PVAM reporting unit under a combination of the market approach and income approach reflect softening conditions in photovoltaics markets as compared to prior estimates. In addition, as part of the analyses, the Company determined that the carrying values of certain long-lived assets within its biomaterials business unit were below their fair value, therefore, resulting in an impairment charge.

The Company currently estimates the aggregate amount of the charges in the three months ended March 31, 2020, as discussed above, will be in the range of $700 million to $900 million on a pre-tax basis.

Item 8.01.	Other Events.

DuPont is filing this Item 8.01 Current Report on Form 8-K to supplement and update the risk factors that were previously described in Item 1A of DuPont’s Annual Report on Form 10-K for the year ended December 31, 2019.

The extent to which the novel coronavirus (COVID-19) and measures taken in response to it, impact DuPont’s business, results of operations, access to sources of liquidity and financial condition depends on future developments, which are highly uncertain and cannot be predicted.

DuPont is actively monitoring the global impacts of COVID-19, including the impacts from responsive measures, and remains focused on its top priorities - the safety and health of its employees and the needs of its customers. The company’s business and financial condition, and the business and financial condition of the company’s customers and suppliers, have been impacted by the significantly increased economic and demand uncertainties created by the COVID-19 outbreak. In addition, public and private sector responsive measures, such as the imposition of travel restrictions, quarantines, adoption of remote working, and suspension of non-essential business and government services, have impacted the company’s business and financial condition. Many of DuPont’s facilities and employees are based in areas impacted by the virus. While most DuPont manufacturing sites remain in operation, DuPont has reduced or furloughed certain operations in response to government measures, employee welfare concerns and the impact of COVID-19 on the global demand and supply chain. DuPont’s manufacturing operations may be further adversely affected by impacts from COVID-19 including, among other things, additional government actions and other responsive measures, more and /or deeper supply chain disruptions, quarantines and health and availability of essential onsite personnel. Furthermore, COVID-19 continues to adversely impact the broader global economy, including negatively impacting economic growth and creating disruption and volatility in the global financial and capital markets, which increases the cost of capital and adversely impacts the availability of and access to capital, which could negatively affect DuPont’s liquidity. DuPont is unable to predict the extent of COVID-19 related impacts on its business, results of operations, access to sources of liquidity and financial condition which depends on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume. DuPont’s financial results may be materially and adversely impacted by a variety of factors that have not yet been determined, including potential impairments of goodwill and other assets. DuPont is taking actions, including reducing costs, restructuring actions, and delaying certain capital expenditures and non-essential spend. In addition, the company may consider further reductions in or furloughing additional operations in response to further and/or deeper declines in demand and/or supply chain disruptions. There can be no guaranty that such actions will significantly mitigate the impact of COVID-19 on the company’s business, results of operations, access to sources of liquidity or financial condition. After the COVID-19 outbreak has subsided, DuPont may experience materially adverse impacts to its business, results of operations and financial condition as a result of related global economic impacts, including any recession that has occurred or may occur in the future.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1	The 364-Day Term Credit Agreement, dated as of April 16, 2020, among DuPont de Nemours, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

99.1	Press Release dated April 20, 2020.

104	This cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT DE NEMOURS, INC.
Registrant

Date: April 20, 2020	By:	/s/ Michael G. Goss
	Name:	Michael G. Goss
	Title:	Vice President and Controller